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                    ALOETTE COSMETICS, INC. AND SUBSIDIARIES
                                   EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
              for the three months ending March 31, 1995 and 1994


                                                           Three Months
                                                          Ended March 31,
                                                      1995              1994
                                                      ----              ----
Net (loss)                                        $(4,359,920)       $ (52,141)

Weighted average number of common shares
outstanding during the year                         2,157,253        2,157,253

Net (loss) per common share                            $(2.02)          $(0.02)

        PRIMARY (1)

Net (loss)                                        $(4,359,920)       $ (52,141)

Weighted average number of common shares
outstanding during the year                         2,157,253        2,157,253

Net (loss) per common share                            $(2.02)          $(0.02)

    FULLY DILUTED (1)

Net (loss)                                        $(4,359,920)       $ (52,141)

Weighted average number of common shares
outstanding during the year                         2,157,253        2,157,253

Net (loss) per common share                            $(2.02)          $(0.02)

(1) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.